Exhibit 5.1

King & Spalding LLP 1180 Peachtree Street N.E. Ste. 1600 Atlanta, GA 30309-3521 Tel: +1 404 572 4600 Fax: +1 404 572 5100 www.kslaw.com
August 16, 2024
Cousins Properties Incorporated
Cousins Properties LP
3344 Peachtree Road NE, Suite 1800
Atlanta, Georgia 30326-4802
Ladies and Gentlemen:
We have acted as counsel to Cousins Properties Incorporated, a Georgia corporation (the “Guarantor”), and Cousins Properties LP, a Delaware limited partnership (the “Operating Partnership”), in connection with the offering by the Operating Partnership of $500,000,000 aggregate principal amount of 5.875% Senior Notes due 2034 (the “Notes”) and the guarantee thereof (the “Guarantee”) by the Guarantor. The Notes will be issued pursuant to a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus dated May 8, 2024, and a prospectus supplement relating to the Notes, dated August 13, 2024 (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b) of the rules and regulations promulgated under the Act. This opinion is being provided at your request for incorporation by reference into the Registration Statement.
In connection with this opinion, we have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed or photographic copies. We have relied, as to the matters set forth therein, on certificates of public officials. As to certain matters of fact material to this opinion, we have relied, without independent verification, upon certificates of the Operating Partnership and the Guarantor, and of certain officers of the Operating Partnership and the Guarantor.
We have assumed that the execution and delivery of, and the performance of all obligations under, the Indenture dated as of May 8, 2024, as supplemented by the First Supplemental Indenture dated as of August 16, 2024 (collectively, the “Indenture”), among the Operating Partnership, the Guarantor and U.S. Bank Trust Company, National Association, as the trustee (the “Trustee”), has been duly authorized by all requisite action by the Trustee, and that the Indenture was duly executed and delivered by, and is a valid and binding agreement of, the Trustee, enforceable against the Trustee in accordance with its terms.

Cousins Properties Incorporated
Cousins Properties LP
August 16, 2024

Based upon and subject to the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, upon the issuance and sale thereof as described in the Prospectus Supplement, and when executed by the Operating Partnership and the Guarantor, and duly authenticated by the Trustee in accordance with the terms of the Indenture, the Notes and the Guarantee, respectively, will be valid and binding obligations of the Operating Partnership and the Guarantor, enforceable against the Operating Partnership and the Guarantor in accordance with their terms.
The opinion set forth above is subject, as the enforcement of remedies, to bankruptcy, insolvency, reorganization, preference, receivership, moratorium, fraudulent conveyance or similar laws relating to or affecting the enforcement of creditors’ rights generally and to the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought.
This opinion is limited in all respects to the laws of the States of Georgia and New York and the Delaware Revised Uniform Limited Partnership Act, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Operating Partnership and the Guarantor in connection with the matters addressed herein.
We consent to the filing of this opinion with the Commission as Exhibit 5.1 to a Current Report on Form 8-K that you will file on the date hereof to be incorporated by reference into the Registration Statement. We also consent to the reference to this firm as having passed on the validity of the Notes and the Guarantee under the caption “Legal matters” in the Prospectus Supplement.

Very truly yours,

/s/ King & Spalding LLP